UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

TEXAS PACIFIC LAND CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TEXAS PACIFIC LAND CORPORATION

1700 Pacific Avenue, Suite 2900

Dallas, TX 75201

(214) 969-5530

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON February 14, 2023

Dear Stockholder:

Notice is hereby given that Texas Pacific Land Corporation (the “Company” or “TPL”) has adjourned its 2022 annual meeting of stockholders (the “Annual Meeting”) with respect to Proposal 4, which is the proposal to approve an amendment to the Company’s Certificate of Incorporation increasing the amount of authorized shares of TPL common stock (the “Share Authorization Proposal”), as set forth in the definitive proxy statement on Schedule 14A (the “Proxy Statement”), filed on October 7, 2022 with the Securities and Exchange Commission in connection with the Annual Meeting.

The Annual Meeting was adjourned, only with respect to the Share Authorization Proposal, to be reconvened on February 14, 2023 at 10:30 am Central Time at the Company’s offices located at 1700 Pacific Avenue, Suite 2900, Dallas, Texas. This adjournment will provide the Company with time to resolve a disagreement with Horizon Kinetics LLC, Horizon Kinetics Asset Management LLC, SoftVest Advisors LLC, and SoftVest, L.P. over their voting commitments pursuant to a stockholders’ agreement with the Company.

The record date for the adjourned Annual Meeting remains the close of business on September 22, 2022 (the “Record Date”). Stockholders who have already voted do not need to recast their votes unless they wish to change their votes on the Share Authorization Proposal. Stockholders of record who have not already voted or wish to change their vote on the Share Authorization Proposal may do so by following the instructions provided in the voting instruction form or proxy card accompanying the Proxy Statement.

This revised notice to stockholders (this “Notice”) supplements the Proxy Statement; however, it does not include all of the information provided in connection with the Annual Meeting and the Share Authorization Proposal. Accordingly, we urge you to read the Proxy Statement carefully and in its entirety together with this Notice.

This Notice is first being mailed or made available on or about November 21, 2022 to stockholders of record as of the Record Date. To gain admission to the reconvened Annual Meeting, you will be asked to present a government-issued form of identification. If you are a stockholder of record, your name will be checked against our list of stockholders of record on the Record Date. If you hold shares in street name, you must present proof of your ownership of the Company’s shares as of the Record Date.

If you have any questions about this Notice, please contact Investor Relations at 1700 Pacific Avenue, Suite 2900, Dallas, Texas, 75201 or (214) 969-5530.

Dallas, Texas

November 21, 2022

By Order of the Board of Directors

John R. Norris III	David E. Barry
Co-Chairman	Co-Chairman